                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 4)1

                               MAXWORLDWIDE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    539441105
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 October 4, 2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 23 Pages)

--------
1

            The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 2 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,715,669
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,715,669
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,715,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 3 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,715,669
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,715,669
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,715,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 4 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,715,669
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,715,669
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,715,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*
                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 5 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,715,669
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,715,669
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,715,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 6 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     COUCHMAN PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,537,362
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,537,362
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,537,362
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.27%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 7 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     COUCHMAN CAPITAL LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,537,362
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,537,362
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,537,362
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.27%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 8 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     JONATHAN COUCHMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,537,362
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,537,362
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,537,362
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.27%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 9 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              FURTHERFIELD PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   110,000
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                110,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     110,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.45%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 10 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               SKILES PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   110,000
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                110,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     110,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.45%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 11 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              DB3 HOLDINGS CORP.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   110,000
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                110,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     110,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.45%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 12 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     DANIEL A. BREEN III
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   110,000
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                110,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     110,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.45%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 13 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     STEVEN J. PULLY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 14 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     TIMOTHY A. BIENEK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 15 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     JOHN MURRAY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 16 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     CARL E. ESREY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 17 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     DANIEL ROUTMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 18 of 23 pages
--------------------                                        --------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              THE MAXWORLDWIDE FULL VALUE COMMITTEE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0(2)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

2           The  members  of  the   MaxWorldwide   Full  Value   Committee  each
            beneficially  own such amount of Common Stock as reported  elsewhere in this Schedule 13D.

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 19 of 23 pages
--------------------                                        --------------------

            The following constitutes Amendment No. 4 ("Amendment No. 4") to the
Schedule 13D filed by the undersigned.  This Amendment No. 4 amends the Schedule
13D as specifically set forth herein.

            The first paragraph of Item 3 is hereby amended to read as follows:

Item 3.     Source and Amount of Funds or Other Consideration.
            -------------------------------------------------

            The  net  investment  cost  (including  commissions,  if any) of the shares of Common Stock held by Newcastle Partners was approximately  $1,357,156, all of which was obtained from Newcastle  Partners'  working capital.  No Common
Stock is owned directly by Newcastle Group, Newcastle Management or Mr. Schwarz.

            The first  paragraph  of Item 5(a) and Item 5(c) in its entirety are hereby amended to read as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a) As of the  filing  date of this  Statement,  Newcastle  Partners beneficially owned 1,715,669 shares of Common Stock, representing  approximately
7.0% of the Issuer's issued and outstanding Common Stock.  Newcastle Management, as the general partner of Newcastle  Partners,  Newcastle  Group, as the general partner of Newcastle Management,  and Mark E. Schwarz, as the managing member of
Newcastle  Group, may each be deemed to beneficially own the 1,715,669 shares of
Common   Stock   beneficially   owned  by   Newcastle   Partners,   representing
approximately 7.0% of the issued and outstanding Common Stock of the Issuer.

             (c) Schedule A annexed hereto lists for each  Reporting  Person all the  transactions  in the Issuer's Common Stock since the shorter of the past 60 days or the prior filing of an amendment to this Schedule 13D.

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 20 of 23 pages
--------------------                                        --------------------

                                   SIGNATURES
                                   ----------

            After due inquiry and to the best of his knowledge and belief,  each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 4, 2002                 NEWCASTLE PARTNERS, L.P.

                                       By: Newcastle Capital Management, L.P.,
                                           its general partner
                                       By: Newcastle Capital Group, L.L.C., its
                                           general partner

                                       By: /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz, Managing Member

                                       NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                       By: Newcastle Capital Group, L.L.C., its
                                           general partner

                                       By: /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz, Managing Member

                                       NEWCASTLE CAPITAL GROUP, L.L.C.

                                       By: /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz, Managing Member

                                       /s/ Mark E. Schwarz
                                       -----------------------------------------
                                       MARK E. SCHWARZ

                                       COUCHMAN CAPITAL LLC

                                       /s/ Jonathan Couchman
                                       -----------------------------------------
                                       Jonathan Couchman
                                       Member of Management Board

                                       COUCHMAN PARTNERS, L.P

                                       By: Couchman Capital LLC, its general
                                           partner

                                       /s/ Jonathan Couchman
                                       -----------------------------------------
                                       Jonathan Couchman
                                       Member of Management Board

                                       /s/ Jonathan Couchman
                                       -----------------------------------------
                                       JONATHAN COUCHMAN

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 21 of 23 pages
--------------------                                        --------------------

                                       FURTHERFIELD PARTNERS, L.P

                                       By: Skiles Partners, L.P., its general
                                           partner
                                       By: DB3 Holdings Corp., its general partner

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       Daniel A. Breen III, President

                                       SKILES PARTNERS, L.P.

                                       By:DB3 Holdings Corp., its general partner

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       Daniel A. Breen III, President

                                       DB3 HOLDINGS CORP.

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       Daniel A. Breen III, President

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       DANIEL A. BREEN III

                                       /s/ Steven J. Pully
                                       -----------------------------------------
                                       STEVEN J. PULLY

                                       /s/ Timothy A. Bienek
                                       -----------------------------------------
                                       TIMOTHY A. BIENEK

                                       /s/ John Murray
                                       -----------------------------------------
                                       JOHN MURRAY

                                       /s/ Carl E. Esrey
                                       -----------------------------------------
                                       CARL E. ESREY

                                       /s/ Daniel Routman
                                       -----------------------------------------
                                       DANIEL ROUTMAN

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 22 of 23 pages
--------------------                                        --------------------

                                   SCHEDULE A

            Transactions in the Common Stock since the last filing of an amendment to this Schedule 13D
            ------------------------------------------------------------

       Shares of Common                      Price Per             Date of
       Stock Purchased                       Share($)             Purchase
       ---------------                       --------             --------

                          Newcastle Partners, L.P.(1)
                          ---------------------------

          611,469                             $0.41                10/4/02

            (1) The Newcastle  Control  Persons may be deemed,  pursuant to Rule
13d-3 of the Securities  Exchange Act of 1934, as amended,  to be the beneficial owners of all of the shares of Common stock held by Newcastle Partners.

--------------------                                        --------------------
CUSIP No. 539441105                  13D                     Page 23 of 23 pages
--------------------                                        --------------------

                                  EXHIBIT INDEX

         Exhibit                                                        Page
         -------                                                        ----

           1.        Joint Filing agreement dated as of September 16,
                     2002 (previously filed)

           2.        Nomination Letter dated September 18, 2002
                     (previously filed)

           3.        Letter from Newcastle Partners to William M.
                     Apfelbaum dated September 18, 2002 (previously
                     filed)